99.2

Deloitte
Deloitte & Touche LLP

Suite 2300
333 Clay Street
Houston, TX 77002-4196
USA
Tel: +1 713 982 2000
Fax: +1 713 982 2001
www.deloitte.com


INDEPENDENT AUDITORS' REPORT

Partners of Litton Loan Servicing LP

We have examined management's assertion about Litton Loan Servicing LP's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America' Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31,2003, including in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accounts and, accordingly, including examining, on a test basis, evidence about the Company's compliance with minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ending December 31, 2003 is fairly stated, in all material respects.


/s/: Deloitte & Touche LLP
Deloitte & Touche LLP
February 20, 2004









LLS Logo Here

LITTON LOAN SERVICING LP
An affiliate of C-Bass
4828 Loop Central Drive
Telephone (713) 960-9676
Houston, Texas 77081
Fax (713) 960-0539


Deloitte & Touche
333 Clay, Suite 2300
Houston, TX 77002


As of and for the period ended December 31, 2003, Litton Loan Servicing LP (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Litton Loan Servicing LP had in effect a fidelity bond in the amount $20,000,000 and an errors and omissions policy in the amount of $20,000,000.



/s/:  Larry B. Litton
Larry B. Litton, Sr., President & CEO


/s/: Janice McClure
Janice McClure, Senior Vice President